UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

QUEST SOLUTION, INC.

(Exact name of registrant as specified in charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

860 Conger Street, Eugene, OR 97402

(Address of principal executive offices) (Zip Code)

(714) 899-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Agreement.

On September 5, 2019, Quest Solution, Inc. (the “Company”) entered into a letter agreement with Shai Lustgarten, the Company’s Chief Executive Officer, (the “Lustgarten Agreement”) pursuant to which the Company and Mr. Lustgarten agreed to extend the term of Mr. Lustgarten’s employment agreement for an additional two (2) years. As consideration and in light of the Company’s achievements under the leadership of Mr. Lustgarten, the Company, pursuant to its 2018 Equity Incentive Plan (the “Plan”), issued to Mr. Lustgarten 1,000,000 shares of the Company’s common stock.

On September 5, 2019, the Company entered into a letter agreement with Mr. Carlos J. Nissensohn and/or an entity under his control, a consultant to the Company and principal stockholder, (the “Nissensohn Agreement”) pursuant to which they agreed to extend the term of Mr. Nissensohn’s and/or an entity under his control’s consulting agreement for an additional two (2) years. As consideration and in light of Mr. Nissensohn’s and/or an entity under his control’s past consulting services which the Company believes were essential to its recent achievements, the Company, pursuant to the Plan, issued to Mr. Nissensohn and/or an entity under his control 550,000 shares of the Company’s common stock.

On September 5, 2019, the Company and HTS Image Ltd. (“HTS”), the Company’s wholly-owned subsidiary, entered into an employment agreement (the “Nissenson Employment Agreement”) with Company Director Neev Nissenson to serve as the Chief Financial Officer of each the Company and HTS, effective October 10, 2019. Pursuant to the Nissenson Employment Agreement, the Company shall pay Neev Nissenson a monthly base salary of NIS  (New Israeli Shekels) 44,000. Neev Nissenson is eligible to earn certain bonuses upon the Company’s achievement of certain performance milestones as set forth in the Nissenson Employment Agreement. The Nissenson Employment Agreement has an initial term of two (2) years and shall automatically renew for one (1) year periods. Mr. Nissenson also received the Nissenson Option as defined in Item 5.02 below.

The description of the material terms of the Lustgarten Agreement, Nissensohn Agreement and Nissenson Employment Agreement are not intended to be complete and are qualified in their entirety by reference to Exhibits 10.1, 10.2 and 10.3 respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02, Unregistered Sales of Equity Securities.

Item 1.01 is incorporated by reference into this Item 3.02.

On September 5, 2019, the Company issued an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.25 per share, which is equal to the previous trading day’s closing price of the Company’s common stock, to Company Director Yaron Shalem (the “Shalem Option”). The Shalem Option shall vest in eight (8) equal quarterly installments.

On September 5, 2019, the Company issued an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.25 per share, which is equal to the previous trading day’s closing price of the Company’s common stock, to Company Director Andy MacMillan (the “MacMillan Option”). The MacMillan Option shall vest in eight (8) equal quarterly installments.

On September 5, 2019, the Company’s Board of Directors appointed Mr. Neev Nissenson as Chief Financial Officer of the Company, effective October 1, 2019. As consideration and pursuant to the Plan, the Company issued to Mr. Nissenson an option to purchase 700,000 shares of the Company’s common stock at an exercise price of $0.25 per share (the “Nissenson Option”), which is equal to the previous trading day’s closing price of the Company’s common stock. The Nissenson Option shall vest in eight (8) equal quarterly installments.

In addition, pursuant to the Plan, on September 5, 2019, the Company issued options to purchase an aggregate of 1,350,000 shares of the Company’s common stock at an exercise price of $0.25 per share, which is equal to the previous trading day’s closing price of the Company’s common stock, to other employees and consultants.

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 1.01 and Item 3.02 are incorporated by reference into this Item 3.02.

On September 5, 2019, Neev Nissenson resigned from the Company’s Audit Committee. The Company’s Board of Directors appointed Andy MacMillan to the Company’s Audit Committee to replace the vacancy left by Mr. Nissenson’s resignation from the Audit Committee.

On September 5, 2019, the Company’s Board of Directors approved an increase to the monthly compensation paid to the Company’s independent non-employee directors from $1,000 to $2,000.

Item 9.01 Financial statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Letter Agreement with Shai Lustgarten
10.2	Letter Agreement with Carlos J. Nissensohn
10.3	Neev Nissenson Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2019

QUEST SOLUTION, INC.

By:	/s/ Shai S. Lustgarten
Shai S. Lustgarten
President and CEO